Exhibit 10.31

EXECUTION COPY

AMENDMENT NO. 7

TO

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 7 (this “Amendment”) dated as of August 29, 2003 is entered into among JWPR CORPORATION (“JWPR”), as Seller and Servicer, FALCON ASSET SECURITIZATION CORPORATION (“Falcon”), and BANK ONE, NA (MAIN OFFICE CHICAGO) (“Bank One”), as Financial Institution and as Agent (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

Reference is made to that certain Receivables Purchase Agreement dated as of March 2, 2001 among JWPR, Falcon, the Agent and the Financial Institutions from time to time party thereto (as the same may be amended, restated, supplemented or modified from time to time, the “Receivables Purchase Agreement”). The parties hereto have agreed to amend the Receivables Purchase Agreement upon the terms and conditions set forth herein. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Receivables Purchase Agreement.

NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.01. Amendment. Subject to the satisfaction of the conditions precedent set forth in Section 1.03 hereof, the parties hereto agree to amend the Receivables Purchase Agreement as follows:

(a) Section 2.6 of the Receivables Purchase Agreement is amended to delete the proviso at the end of the second sentence thereof in its entirety and to substitute the following new proviso therefor”

; provided, that in the event the Servicer shall determine, in connection with the preparation of any Bi-Weekly Report, that the aggregate Purchaser Interests exceed 100%, Seller shall be required to pay the Agent the applicable amount due under this Section 2.6 within three (3) Business Days following the Bi-Weekly Reporting Date on which such Bi-Weekly Report is required to be delivered hereunder.

(b) Section 6.2 of the Receivables Purchase Agreement is amended to delete clause (a) thereof in its entirety and to substitute the following new clause therefor:

(a) the Servicer shall have delivered to the Agent on or prior to the date of such Incremental Purchase or Reinvestment, in form and substance reasonably satisfactory to the Agent, all Monthly Reports, Bi-Weekly Reports and Interim Monthly Reports as and when due under Section 8.5 ;

(c) Section 8.5 of the Receivables Purchase Agreement is amended to delete such provision in its entirety and to substitute the following new provision therefor:

Section 8.5 Collateral Reports. The Servicer shall prepare and forward to the Agent: (i) on the nineteenth (19th) day of each month, or, if such day is not a Business Day, the next succeeding Business Day, a Monthly Report in respect of the fiscal month of the Originators then most recently ended, (ii) on each Bi-Weekly Reporting Date, a Bi-Weekly Report in respect of the Bi-Weekly Period then most recently ended, (iii) at such times as the Agent shall reasonably request, an Interim Monthly Report, and (iv) at such times as the Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

(d) Section 8.6 of the Receivables Purchase Agreement is amended to delete such provision in its entirety and to substitute the following new provision therefor:

Section 8.6 Servicing Fees. In consideration of Seller’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Seller shall continue to perform as Servicer hereunder, Seller or the sub-Servicers shall be permitted to retain out of the Collections received during any Reporting Period, and to the extent of available funds as determined in accordance with Section 2.4, a fee (the “Servicing Fee”) on each Scheduled Settlement Date, in arrears for the immediately preceding Reporting Period (or portion thereof), equal to 0.22% per annum of the average Outstanding Balance of the Receivables during such Reporting Period (or portion thereof), as compensation for its servicing activities hereunder.

(e) Section 9.1 of the Receivables Purchase Agreement is amended to delete clause (f) thereof in its entirety and to substitute the following new clause therefor:

(f) As at the end of any Reporting Period, any of the following shall occur, in each case as determined on the basis of the average of the applicable ratio for the last day of each of the three Reporting Periods then most recently ended:

(i)	the Delinquency Ratio shall exceed 10.0%, or

(ii)	the Loss-to-Liquidation Ratio shall exceed 5.5%, or

(iii)	the Dilution Ratio shall exceed 4.0%.

(f) Section 10.2 of the Receivables Purchase Agreement is amended to delete such provision in its entirety and to substitute the following new provision therefor:

Section 10.2 Increased Cost and Reduced Return. If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive having the force of law of any such authority or agency (a “Regulatory Change”): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts reasonably calculated to otherwise compensate such Funding Source for such increased cost or such reduction. For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of Company or Seller with the assets and liabilities of the Agent, any Financial Institution or any other Funding Source resulting in increased costs or increased capital requirements, such event shall constitute a circumstance on which such Funding Source may base a claim for reimbursement under this Section.

(g) Section 10.3 of the Receivables Purchase Agreement is amended to renumber the current text as clause (a) thereof and to add the following provision as new clause (b) thereof:

(b) Seller shall reimburse the Agent on demand in respect of all reasonable auditing fees and expenses incurred by the Agent or any Person on its behalf in connection with entering into this Agreement. With regard to audits hereafter conducted by or on behalf of the Agent in respect of Seller and the Originators in connection with this Agreement, it is understood that such audits shall be conducted by the Agent’s internal auditors (each, an “Internal Audit”). Seller shall not be liable for any fees incurred by the Agent in connection with any Internal Audit. The Seller shall on demand reimburse that Agent for all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with any Internal Audit. Notwithstanding the foregoing, in the event that either (i) an Internal Audit shall be determined by the Agent in its reasonable judgment to be unsatisfactory in any material respect or shall disclose that a reasonable basis exists to conclude that an Amortization Event, Potential Amortization Event or any other event or condition which may have a Material Adverse Effect has occurred or is reasonably likely to occur or (ii) an Amortization Event shall have occurred, the Agent may at any time engage the services of external auditors, and the Seller shall on demand reimburse the Agent for all reasonable fees and out-of-pocket expenses incurred by the Agent in respect of any audit conducted by such external auditors. In the absence of an Amortization Event, audits of the Originators for purposes of this Agreement by external auditors shall not be requested by the Agent more frequently than once each calendar year.

(h) Section 14.5 of the Receivables Purchase Agreement is amended to add the following new clause (c) at the end thereof:

(c) Anything herein to the contrary notwithstanding, each Seller Party, each Purchaser, the Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

(i) The Receivables Purchase Agreement, including, without limitation, Exhibit I thereto, is amended to change each reference therein to “Weekly Report” to be and become a reference to “Bi-Weekly Report”.

(j) The Receivables Purchase Agreement, including, without limitation, Exhibit I thereto, is amended to change each reference therein to “Ancillary Costs Agreement” to be and become a reference to “Section 10.3(b) of this Agreement.” The definition of “Ancillary Costs Agreement” is hereby deleted in its entirety.

(k) Exhibit I of the Receivables Purchase Agreement is amended to add the following new definitions thereto:

“Accrual Account” means any of the following accrual accounts maintained by any Originator, and any similar rebate accrual account maintained on the general ledger or other books and records of any Originator:

Polymer Accrual Reserve Account

US Food and Industrial Rebate Accrual Account

H&H Buyback and Support Accrual Account

H&H Distributor Rebate Accrual Account

Cracker Barrel Cost Ceiling Accrual Account

H&H Corporate Rebates Accrual Account

H&H Cost Ceilings Accrual Account

Butchers Volume Rebate Accrual Account

Waxie Butcher Brand Business Development Fund Account

School Bid Rebates Accrual Account,

but excluding the Professional Rebate Accrual Reserve Account.

“Bi-Weekly Period” means, with respect to any fiscal month of the Originators, one of two periods occurring during such fiscal month, (i) the first of which shall be the period commencing the first day of such fiscal month and ending the second Friday of such fiscal month, and (ii) the second of which shall be the period commencing immediately following the second Friday of such fiscal month and ending the last day of such fiscal month.

“Bi-Weekly Report” means a report in substantially the applicable form attached as Exhibit X hereto (as such form may be amended from time to time by the mutual agreement of the Agent and the Servicer)(appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5 and relating to the Bi-Weekly Period then most recently ended.

“Bi-Weekly Reporting Date” means, with respect to any Bi-Weekly Period, the date occurring seven (7) calendar days following the last day of such Bi-Weekly Period or, if such date is not a Business Day, the next following Business Day.

“Butcher” means, The Butcher Company, a Delaware corporation, and its successors.

“Interim Monthly Report” means, at any time, a report prepared by Seller or Servicer setting forth such information in respect of the Receivables as the Agent may reasonably request, as of any date the Agent shall request, including the Outstanding Balance of all Receivables as of such date, the agings of such Receivables and such other information that is of a type generally set forth in a Monthly Report and that Seller and Servicer are then reasonably capable of reporting for such date.

“Net Eligible Outstanding Balance” means, at any time, an amount equal to (i) the aggregate Outstanding Balance of all Eligible Receivables at such time minus (ii) the aggregate balance then reflected on the books and records of the Originators in respect of the Accrual Accounts.

“Professional Rebate Accrual Reserve Account” means the rebate accrual account maintained by JohnsonDiversey, Inc. relating to rebates that may be payable to customers of the Professional Division of JohnsonDiversey, Inc. or USCHEM.

(l) Exhibit I of the Receivables Purchase Agreement is amended to amend and restate in their entirety the definitions for the following defined terms in the following manner:

“Default Ratio” means a ratio, calculated in reference to any Reporting Period, (a) the numerator of which is the sum of (i) the aggregate outstanding principal balance as of the last day of such Reporting Period of all invoices relating to Receivables in respect of which any amount remains unpaid for more than 90 days (but less than 121 days) from the original due date therefor, and (ii) without duplication, the aggregate Outstanding Balance of Receivables which became Charged-Off Receivables during such Reporting Period, and (b) the denominator of which is an amount equal to the aggregate sales of the Originators in the fourth immediately preceding Reporting Period.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance at such time of all Receivables as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Dilution Horizon Ratio” means, at any time, (i) the aggregate gross sales of Originators for the then most recently ended Reporting Period divided by (ii) the Net Eligible Outstanding Balance at such time.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”, excluding any such Deemed Collections to the extent the same shall have given rise to an adjustment in the balance of any Accrual Account or the Professional Rebate Accrual Reserve Account.

“Facility Termination Date” means the earlier of (i) August 27, 2004 and (ii) the Amortization Date.

“JPI” means Johnson Polymer, LLC, a Wisconsin limited liability company, formerly organized as Johnson Polymer, Inc., a Wisconsin corporation, and its successors.

“Loss-to-Liquidation Ratio” means, as at the last day of any Reporting Period, a percentage equal to (i) the sum of the amount of Charged-Off Receivables which became Charged-Off Receivables during the period, plus the aggregate amount of Receivables which are unpaid not less than 61 days and not more than 90 days from the original due date for such payment divided by (ii) the aggregate amount of Collections such period.

“Net Receivables Balance” means, at any time, the aggregate Net Eligible Outstanding Balance at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor and (ii) an amount equal to the aggregate balance then reflected on the books and records of the Originators in respect of the Professional Rebate Accrual Reserve Account.

“Originator” means each of JPI, JohnsonDiversey, Inc., Butcher or USCHEM, in its capacity as seller under the respective Receivables Sale Agreement.

“Purchase Limit” means $75,000,000, as such amount may be reduced pursuant to Section 1.1(b) and as such amount may be increased by the mutual agreement of all parties hereto.

“Receivables Sale Agreement” means, any of (i) that certain Receivables Sale Agreement dated as of March 2, 2001 between JPI, as seller, and Seller, as buyer; (ii) that certain Receivables Sale Agreement dated as of March 2, 2001 between JohnsonDiversey, Inc., as seller, and Seller, as buyer; (iii) that certain Receivables Sale Agreement dated as of March 2, 2001 between USCHEM, as seller, and Seller, as buyer; and (iv) that certain Receivables Sale Agreement dated as of August 29, 2003 between Butcher, as seller, and JohnsonDiversey Inc., as buyer, as each agreement may be amended, restated or otherwise modified from time to time.

“Reporting Date” means any date on which a Monthly Report is required to be delivered in accordance with Section 8.5(i).

“Reporting Period” means a fiscal month of the Originators. The Servicer shall from time to time deliver to the Agent a current schedule of fiscal months of the Originators then in effect.

(m) Exhibit I of the Receivables Purchase Agreement is further amended to delete in its entirety clause (xix) of the definition therein of “Eligible Receivable”, such clause reading “which does not constitute a DiverseyLever Receivable”. From and after the effective date of this Amendment, the status of an otherwise eligible Receivable as being a DiverseyLever Receivable shall not preclude such Receivable from constituting an “Eligible Receivable” and Sections 2(a) and (b) of Amendment No. 2 to the Receivables Purchase Agreement dated as of May 3, 2002 shall be of no further force or effect.

(n) Exhibit I of the Receivables Purchase Agreement is further amended to (i) delete the reference to any of the following: “Outstanding Balance of all Eligible Receivables”, “Outstanding Balance of Eligible Receivables” or any similar phrase as it may appear in any of the definitions listed below and (ii) substitute therefor the term “Net Eligible Outstanding Balance”:

Concentration Limit

Eligible Receivable (clause (v))

Loss Horizon Ratio

(o) Exhibit IV (Names of Collection Banks; Collection Accounts) of the Receivables Purchase Agreement is amended and restated in its entirety in the form attached hereto as Exhibit A.

(p) Exhibit IX (Forms of Contracts) of the Receivables Purchase Agreement is amended to add the additional forms of Contracts attached hereto as Exhibit B.

(q) Exhibit X (Form of Monthly Report) of the Receivables Purchase Agreement is amended and restated in its entirety in the form attached hereto as Exhibit C.

(r) Schedule A (Commitments of Financial Institutions) of the Receivables Purchase Agreement is amended to delete the amount now set forth as the “Commitment” of Bank One, NA (Main Office Chicago) and to substitute therefor the following amount: $76,500,000.

SECTION 1.02. Representations and Warranties.

(a) JWPR represents and warrants that this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) JWPR represents and warrants that on the date hereof, before and after giving effect to this Amendment, (i) no Amortization Event or Potential Amortization Event has occurred and is continuing and (ii) the Purchaser Interests of the Purchasers do not exceed in the aggregate 100%.

SECTION 1.03. Conditions Precedent.

(a) This Amendment shall become effective on and as of the date hereof (the “Effective Date”) upon receipt by the Agent or its counsel of (i) counterpart signature pages of this Amendment, executed by each of the parties hereto, (ii) each of the documents described on Exhibit D hereto, subject to Section 1.03(b) below, and (iii) payment in full in immediately available funds of the “Amendment and Restructuring Fee” referred to in the Amended and Restated Fee Letter of even date herewith among JWPR, Falcon and Bank One.

(b) In the event JWPR shall fail to deliver to the Agent fully executed copies of each of such Collection Account Agreements identified in Item 19 on Exhibit D hereto on or prior to the date hereof, (i) this Amendment shall nonetheless become effective and (ii) JWPR covenants and agrees to provide a fully executed copy of each such Collection Account Agreement to the Agent by not later than September 29, 2003.

SECTION 1.04. Reference to and Effect on the Transaction Documents.

(a) Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Receivables Purchase Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended or otherwise modified hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended or otherwise modified hereby.

(b) Except as specifically amended or modified above, the terms and conditions of the Receivables Purchase Agreement, all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Purchaser under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 1.05. Reaffirmation of Performance Undertaking. JohnsonDiversey, Inc., by execution hereof, hereby (i) reaffirms all of its obligations under the Performance Undertaking, dated as of March 2, 2001 made by JohnsonDiversey, Inc. (then known as S.C. Johnson Commercial Markets, Inc.) in favor of JWPR (the “Performance Undertaking”), (ii) acknowledges that the Agent, as a party to the Receivables Purchase Agreement, enjoys the benefits of the Performance Undertaking , and (iii) acknowledges and agrees that the Performance Undertaking remains in full force and effect (including, without limitation, after giving effect to this Amendment).

SECTION 1.06. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 1.07. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

SECTION 1.08. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 1.09. Fees and Expenses. JWPR, as Seller, hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Agent or the Purchasers in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent or the Purchasers with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

JWPR CORPORATION

By:	/s/ FRANCISCO SANCHEZ
Name:	Francisco Sanchez
Title:	Vice President

FALCON ASSET SECURITIZATION CORPORATION

By:	/s/ RONALD J. ATKINS
Name:	Ronald J. Atkins
Title:	Authorized Signatory

BANK ONE, NA (MAIN OFFICE CHICAGO), as a Financial Institution and as Agent

By:	/s/ RONALD J. ATKINS
Name:	Ronald J. Atkins
Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

JOHNSONDIVERSEY, INC.

By:	/s/ FRANCISCO SANCHEZ
Name:	Francisco Sanchez
Title:	Vice President and Corporate Treasurer

Signature Page to Amendment No. 7